EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made as of October 25, 2006, between Centerplate, Inc., a Delaware corporation (the “Company”), and William H. Peterson, 3045 McConnell Drive, Los Angeles, CA 90064 (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment Period and Duties.
          (a) Executive’s employment with the Company shall begin on a date to be mutually agreed but not later than November 13, 2006 and shall continue until terminated by either Executive or the Company in accordance with Section 3 (the “Employment Period”).
          (b) Subject to the terms of this Agreement, Executive will be employed by the Company as Executive Vice President-Operations. Executive will perform the duties typically associated with such position and/or such other duties as may be specified by the Company’s President and Chief Executive Officer from time to time.
          (c) Executive hereby accepts such employment and agrees to discharge all of such duties and responsibilities faithfully and to the best of Executive’s ability, and to devote all of Executive’s business time, skill and attention to such duties and responsibilities. During the Employment Period, Executive agrees not to engage in any other activities of any kind which could give rise to a conflict of interest for Executive with respect to his obligations to the Company.
     2. Compensation and Benefits. During the Employment Period:
          (a) Base Salary. Executive will be paid the annualized sum of $360,000 (the “Base Salary”), less applicable withholdings, payable in regular installments in accordance with the Company’s regular payroll practices. The Company endeavors to review its compensation of senior management personnel on an annual basis, and Executive’s Base Salary may be adjusted from time to time in the Company’s sole discretion.
          (b) Bonuses. Executive will be entitled to participate in the Company’s Annual Bonus Plan (the “Plan”) in accordance with the terms of the Plan in effect from time to time. Executive’s bonus target will be 50% of Base Salary. For 2006, Executive’s bonus award under the Plan will be $100,000. For 2007, Executive’s award under the Plan will be no less than $100,000. After six months of continuous service, Executive will be entitled to receive a special bonus of $150,000. This bonus will not affect or be credited against Executive’s 2007 bonus award under the Plan.

          (c) Long Term Performance Plan. Executive will be entitled to participate in the Company’s Long-Term Performance Plan (the “LTPP”) in accordance with the terms of the LTPP established by the Board from time to time.
          (d) Benefits. Executive may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in all health and welfare benefit programs offered by the Company and in the Company’s 401(k) retirement and savings program, as in effect from time to time, after applicable waiting periods and during applicable enrollment periods. Executive will be entitled to a Company-leased automobile in accordance with applicable Company policy, as it may be amended from time to time.
          (e) Expense Reimbursement. The Company shall reimburse Executive, upon submission of proper invoices in accordance with the Company’s normal procedures, for all reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder.
          (f) Vacation. Executive shall be entitled to four weeks of vacation, in accordance with the Company’s policies applicable from time to time to the Company’s senior management.
     3. Termination.
          (a) The Employment Period shall terminate upon at least one month’s advance notice by Executive, in the event of his resignation. The Company shall be entitled to accept Executive’s resignation prior to the effective date proposed by Executive. In addition, the Employment Period shall terminate (i) immediately upon notice by the Company, for Cause (as hereinafter defined); (ii) immediately in the event of Executive’s death or Disability (as hereinafter defined); or (iii) upon two weeks’ notice by the Company, without Cause. The Company may, in its sole discretion, provide pay to Executive in lieu of such two week notice period.
          (b) In the event the Employment Period is terminated by the Company without Cause, and provided Executive has executed and delivered to the Company a valid and effective release of all claims against the Company in a form acceptable to the Company, Executive shall be entitled to receive severance in an amount equal to one year of Executive’s then-current Base Salary, payable in accordance with the Company’s normal payroll practices (less appropriate withholdings) over a one year period from the date of termination. The commencement of such payments will be delayed, if necessary, to comply with applicable law.
          (c) Except as provided in Section 3(b), Executive shall not be entitled to any Base Salary, bonus or other payments or benefits of any kind upon termination of his employment, other than (i) Executive’s then-current Base Salary through his termination date; (ii) accrued and unused vacation (to the extent applicable under Company policy); (iii) reimbursement of expenses to which Executive is entitled under the terms set forth in Section 2(e) for the period preceding the termination date; and (iv) payments, if any, to which Executive is entitled under the terms of the LTPP.
          (d) For purposes of this Agreement:
          “Cause” means (i) Executive’s conviction of, or plea of nolo contendere to, any felony, or to a non-felony crime involving moral turpitude; (ii) an act or omission by Executive involving fraud or dishonesty, or which subjects the Company to disrepute; (iii) any conduct by Executive that constitutes “just cause” under applicable law; (iv) failure by Executive to perform material duties or to comply with Company policies as reasonably directed by the Company’s President and Chief Executive Officer, after written notice and a period of thirty (30) days to correct such failure, (v) gross negligence, willful misconduct or gross insubordination by Executive in connection with his employment; or (vi) any breach by Executive of this Agreement.
          “Disability” means Executive becomes physically or mentally incapacitated and is therefore unable (or will as a result thereof, be unable) for a period of 120 consecutive days, or for an aggregate of 180 days in any consecutive twelve month period, to perform his duties. Any questions about the existence of the Disability about which Executive and the Company are unable to agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive (or his representative) and the Company. If Executive (or his representative) and the Company cannot agree on a qualified independent physician, each shall choose such a physician and the two chosen physicians shall jointly appoint a third who shall make such determination in writing. The determination of Disability made in accordance with this provision shall be conclusive and binding for all purposes hereunder.
     4. Confidential Information.
          (a) Executive acknowledges that by virtue of his position, he will be privy to the Company’s and its subsidiaries’ confidential information, including, but not limited to: (i) business and strategic plans; (ii) forecasts and projections, computer programs and software, profits, costs of sales, labor costs, per capita spending, inventory turnover, cost structures, profitability of particular accounts and other financial information; (iii) information regarding the identities, addresses, key contacts, needs, and pricing or bidding constraints of clients and prospective clients of the Company and its subsidiaries; (iv) customer, franchise and supplier agreements, strategic alliances and preferred provider agreements, and the terms thereof; and (v) methods of operation, strategies for expansion, acquisition targets, bidding strategies and bids, policy and procedure manuals, recipes and menus, accounting forms and procedures, marketing plans and techniques (hereafter collectively, the “Confidential Information”). Executive shall not (i) use the Confidential Information for the benefit of himself or any person or entity other than the Company and its subsidiaries, or (ii) disclose all or any part of the Confidential Information to any person or entity, for any reason or purpose whatsoever, other than as required in the performance of his duties. Executive shall not be in breach of this Section for making any disclosure required by law, provided that the Executive shall notify the Company in writing before making any such disclosure and cooperate with the Company in seeking to obtain protection for the Confidential Information. Anything discovered or created by Executive relating to the Company’s or its subsidiaries’ business, or based on Confidential Information, will be the property of the Company or its subsidiaries.
          (b) Upon termination of the Employment Period, Executive will return to the Company all property belonging to the Company or its subsidiaries, including, without limitation, all records, documents and other materials of whatever nature and in any format (including electronic media) containing Confidential Information, without retaining any copies thereof.
     5. Non-Compete, Non-Solicitation.
          (a) Executive acknowledges that the Company has invested, and will continue to invest, substantial time, effort and money in developing and serving its customer base, and that Executive’s position with the Company is of a special, unique and key character. In his position, Executive will have knowledge of extremely sensitive Confidential Information which would inevitably be used by Executive if he were to engage in activities that are competitive with the Company. Executive also acknowledges that his employment will involve direct contact and relationships with actual and prospective clients and that part of the services for which Executive is compensated includes the creation, promotion and development of customer relationships on behalf of the Company. (For the purposes of this Section 5, a reference to the Company shall be deemed to include its subsidiaries.)
          (b) Executive agrees that during the Employment Period and for two (2) years thereafter (the “Restricted Period”), he shall not, whether as an owner, officer, director, employee, consultant, or in any other capacity, directly or indirectly, work or consult with or for, or provide services to: (i) any of the Company’s then-current clients or prospective clients, or any sports, recreational or entertainment facilities of the same types (e.g., stadiums, arenas, convention centers, racetracks), as the Company’s then-current clients; provided, however, that in the second year of the Restricted Period, Executive may, with the consent of the Company, which shall not be unreasonably withheld, provide facility management services to any sports or entertainment facilities that are not then-current clients or prospective clients of the Company; or (ii) any business that competes with the Company (a “Company Competitor”). A Company Competitor shall include, without limitation, Aramark Corporation/SMG, Delaware North Corporation, Compass Group plc/Levy Restaurants, Global Spectrum/Ovations, and their respective affiliates.
          (c) During the Restricted Period, Executive shall not, whether as an owner, officer, director, employee, consultant, or in any other capacity, directly or indirectly, (i) attempt to induce any employee of the Company to leave his/her employment or hire any person who was an employee of the Company during the two year period preceding Executive’s termination date; or (ii) attempt to induce any client or prospective client, supplier, vendor, franchisee or other business relation of the Company not to do business with, or to cease doing business with, the Company, or in any way interfere with the relationship between any such person or entity and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any of its employees).
          (d) Executive agrees that the foregoing restrictions are reasonable in time and scope in light of his position and duties at the Company and are necessary to protect the Company’s trade secrets. Executive expressly acknowledges that any actual or threatened breach of Section 4 or this Section 5 will result in significant and continuing injury to the Company, the monetary value of which may be impossible to establish. Therefore, Executive agrees that, in the event a breach or threatened breach of Section 4 or this Section 5, the Company, in addition to other rights and remedies available to them at law, shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent violation of such sections.
          (e) Executive and the Company intend that the covenants and restrictions contained in Sections 4 and 5 shall be enforced to the fullest extent permitted by law. Accordingly, the parties request that such covenants and restrictions be modified, if necessary, to bring them into conformance with any rule of law or statutory provision, while giving maximum effect to the intent of the parties expressed herein, and that the covenants and restrictions be enforced as modified. If an arbitration panel or a court refuses to modify this Agreement and instead holds any provision of this Agreement to be invalid, the parties agree that that provision will be deemed automatically amended to the extent made necessary by the arbitrators’ or court’s opinion and shall be enforceable as so modified.
     6. Executive’s Representations. Executive represents to the Company that he is not subject to any employment agreement, non-competition agreement, non-disclosure agreement or other agreement, covenant, understanding or restriction which would prevent him from fully performing his duties hereunder.
     7. Arbitration. Except for claims barred by the applicable statute of limitations, any controversy or claim arising out of or relating to Executive’s employment, including, without limitation, claims against any current or former employee, officer or director of the Company, claims relating to the termination of employment, discrimination, retaliation, defamation or misrepresentation and claims relating to the breach or threatened breach of this Agreement, shall be resolved by arbitration in the City of Stamford, Connecticut by a three (3) member panel in accordance with the then governing rules of the American Arbitration Association relating to employment disputes, including, without limitation, the optional rules for emergency measures of protection. The arbitrators’ decision shall be written and shall include findings of fact and law that support the decision. The arbitrators shall have the authority to award any remedy or relief that a court could order or grant, including, without limitation, specific performance or injunctive relief; provided, however, that the arbitrators shall have no authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. All fees and expenses of the arbitration including, without limitation, arbitrators and administrative fees, shall be borne by the parties equally; however, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof. The findings of the arbitration panel shall be final and binding on the parties, except to the extent that Connecticut law allows for judicial review of arbitration awards. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction. Except as required by law or to the extent required to enforce any award or participate in the arbitration (including, without limitation, communicating with counsel and witnesses or potential witnesses), the parties will keep any arbitration proceeding and the underlying dispute confidential and shall require those to whom permitted disclosures are made under this provision to maintain such confidentiality.
     8. Miscellaneous.
          (a) This Agreement embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which relates to the subject matter hereof.
          (b) Executive acknowledges that his services are unique and personal and, therefore, Executive may not assign or delegate his duties or obligations hereunder. The Company’s rights and obligations hereunder shall inure to the benefit of, and shall be binding upon, the Company’s successors and assigns.
          (c) The validity, construction, interpretation, administration and effect of this Agreement shall be governed, construed and interpreted under the laws of the State of Connecticut without giving any effect to the choice of law rules of any state.
          (d) The parties agree that any monetary recovery in connection with a dispute arising out of this Agreement shall be limited to a party’s actual damages and that neither the Company nor Executive shall seek or be entitled to receive any special, consequential or punitive damages of any kind in connection with any such dispute.
          (e) No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by Executive and the Company’s President and Chief Executive Officer.
          (f) Neither the failure nor the delay of any party to exercise any right under this Agreement on one or more occasions shall constitute or be deemed a waiver of such breach or right. Waivers shall only be effective if they are in writing and signed by the party against whom the waiver or consent is to be enforced. No waiver given by any party under this Agreement shall be construed as a continuing waiver of such provision or a waiver of any other provision of this Agreement.

          (g) The provisions contained in Sections 4, 5 and 7 shall survive the termination of this Agreement.
          (h) All notices required or permitted hereunder shall be in writing, sent by personal delivery, or by overnight delivery service addressed to Executive, at his last known residence address, and to the Company at its principal office, or to such other addresses as the parties may from time to time specify to one another in compliance with this subsection.
          (i) The invalidity or non-enforceability of any provision of this Agreement shall not affect the remaining provisions of this Agreement or the application thereof, provided that no party is, as a result thereof, deprived of the enjoyment of its substantial benefits under this Agreement.
          (j) Captions in this Agreement are inserted only as a matter of convenience and shall not be used to interpret or construe any provision of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CENTERPLATE, INC.		EXECUTIVE:

By:	/s/ Janet L. Steinmayer	/s/ William H. Peterson

	Janet L. Steinmayer	William H. Peterson
President and Chief Executive Officer

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